Exhibit 5.1
August 21, 2006
Kitty Hawk, Inc.
1515 West 20th Street
P.O. Box 612787
DFW International Airport, Texas 75261
Re: Kitty Hawk, Inc. Shelf Registration Statement on Form S-3
Ladies and Gentlemen:
     We have acted as counsel to Kitty Hawk, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing by the Company with the Securities and Exchange Commission of a Registration Statement on Form S-3 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), with respect to the offer and sale from time to time, pursuant to Rule 415 under the Securities Act, of up to 1,773,818 shares of common stock, par value $0.000001 per share, of the Company (“Common Stock”), of which 1,773,818 shares are issued and outstanding as of the date hereof.
     We have examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of (i) the Second Amended and Restated Certificate of Incorporation of the Company, as amended, (ii) and the Second Amended Restated Bylaws of the Company, (iii) the Registration Statement and all exhibits thereto, (iv) the minutes and records of the corporate proceedings of the Company with respect to the issuance of the shares of Common Stock being offered and sold pursuant to the Registration Statement; (v) the specimen Common Stock certificate; (vi) that certain Asset Purchase Agreement, dated as of May 10, 2006, by and between the Company and the parties named therein; and (vii) such other certificates, instruments and documents as we considered appropriate for purposes of the opinions hereafter expressed.
     In making the foregoing examinations, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies thereof and the authenticity of the originals of such latter documents.
     As to various questions of fact material to the opinions expressed below, we have, without independent third party verification of their accuracy, relied in part, and to the extent we deem reasonably necessary or appropriate, upon the representations and certificates of the officers of the Company or government officials.

Kitty Hawk, Inc.
August 21, 2006

     The opinions expressed herein are limited to the federal laws of the United States of America, and, only to the extent relevant to the particular opinions expressed herein, (i) the Delaware General Corporate Law (the “DGCL”) and applicable provisions of Constitution of the State of Delaware (the “Delaware Constitution”), as in effect on the date hereof, and judicial decisions reported as of the date hereof to the extent interpreting the DGCL and such provisions of the Delaware Constitution and (ii) the laws of the State of Texas.
     Based on the foregoing, and subject to the assumptions, qualifications, limitations, and exceptions set forth herein, we are of the opinion that the shares of Common Stock to be offered and sold pursuant to the Registration Statement are validly issued, fully paid and non-assessable.
     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption “Legal Matters” in the prospectus forming a part of the Registration Statement. In giving this consent, we are not admitting that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Haynes and Boone, LLP

HAYNES AND BOONE, LLP